Exhibit 99.1

Sabre Corporation announces promotion of Sean Menke to President and CEO

Larry Kellner named executive chairman of board

SOUTHLAKE, Texas, Dec. 15, 2016 – Sabre Corporation (NASDAQ: SABR) today announced that its board of directors has appointed Sean Menke as president, CEO and a member of Sabre’s board, effective Dec. 31, 2016. Menke will succeed Tom Klein, who has served as president, CEO and board member since 2013. In addition, the board named Larry Kellner, currently the non-executive chairman of the board, as executive chairman, also effective Dec. 31, 2016.

“After an extensive search of qualified candidates, the board unanimously concluded that Sean is the right choice to lead Sabre. Since his arrival last year, Sean has demonstrated that his strong industry knowledge and expertise coupled with his decisive, results-oriented management style are an effective combination. These traits will help Sabre drive innovation as the travel industry’s technology leader and serve the needs of airlines, hotels, travel agents and travelers alike. I look forward to working with Sean to make this happen,” said Kellner.

“Sabre touches almost every facet of the travel ecosystem to drive value and success for our customers,” said Menke. “I know first-hand the critical and growing role technology plays for our customers. It’s a core investment for airlines, hotels, agencies and travel management organizations alike, and Sabre has unique capabilities to help our partners grow revenue and operate more efficiently. It’s an honor to succeed Tom and build on his strategic vision for Sabre and to lead such a talented team to capitalize on this opportunity.”

Menke joined Sabre in October 2015 and currently serves as executive vice president of Sabre and president of Sabre Travel Network, Sabre’s largest line of business. Under Menke’s leadership, Sabre Travel Network has won major new business opportunities, increased global market share and secured Sabre’s position as the leading global distribution system in three of its four major operating regions (North America, Latin America and Asia-Pacific), and successfully extended new multi-year agreements with many of its largest global travel management companies, online travel agencies and travel retailers. In addition, he has led the innovation that enables the sale of more customized fares and ancillary products through Sabre Travel Network and strengthened the technology solutions that will be offered to travel agencies next year as part of the launch of the new Sabre Red platform. Prior to Sabre, Menke served as CEO of Frontier Airlines and held senior executive positions at Hawaiian Airlines and Air Canada, among other carriers. He also served as executive vice president at IHS Services, a global technology company. He holds an MBA from the University of Denver and a dual bachelor of science degree in economics and aviation from Ohio State University.

Kellner joined Sabre as non-executive chairman of the board of directors in August 2013, and brings a strong background in the travel sector in which Sabre operates as a technology provider to leading airlines, hotels, travel agencies and travel management organizations. He has served as president of Emerald Creek Group since 2010. He previously was with Continental Airlines, Inc. from 1995 to 2009 where he served as president and chief operating officer from 2003 to 2004, and chairman and CEO from 2004 through 2009. He was also a member of the Continental Airlines, Inc. board of directors from 2001 to 2009. In addition to Sabre, Kellner also currently serves on other boards of directors, including The Boeing Company and Marriott International, Inc. He holds a bachelor of science in business administration from the University of South Carolina.

As announced in June, Klein will resign from Sabre on Dec. 31, 2016. “We are grateful for Tom’s service to Sabre and I want to recognize his many accomplishments, including his leadership to enable our successful IPO in 2014 and the impressive growth across all of our business lines since that time. His contributions will be felt for many years to come,” said Kellner.

“In over two decades at Sabre I have had the unique experience of participating in the company’s evolution into a vibrant software organization with operations and customers around the world,” said Klein. “I have been honored to lead this organization through a period of unprecedented innovation and growth. I’m excited for Sean and Larry knowing that I’m turning over leadership of a great company and a talented team that is dedicated to innovating for our customers and helping them drive business success. I expect even greater things for Sabre in the years ahead.”

Sabre also announced that, in connection with Kellner’s appointment as executive chairman, Sabre’s board has designated Karl Peterson as lead independent director.

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About Sabre
Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information, please visit www.sabre.com.

Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com